Exhibit 99.2

July 15, 2024

VIA EMAIL

Ms. Adena T. Friedman

Chair and Chief Executive Officer

Nasdaq, Inc.

151 West 42nd Street

28th Floor

New York, NY 10036

Re:	MDAI – Naked Shorting – Stock Manipulation on the Nasdaq Stock Exchange

Dear Ms. Friedman:

On June 24, 2024, Vincent S. Capone, the CFO and General Counsel of Spectral AI, Inc. (MDAI), sent you a letter requesting your attention to the blatant naked shorting occurring in the trading of MDAI on the Nasdaq Stock Exchange. This violation of Nasdaq rules and federal and state law is a matter of great concern. As a Nasdaq NM company, we were disappointed to receive no response from you or the Nasdaq.

The sum of the shares on the Company’s May 28, 2024, NOBO and OBO list exceed the MDAI float by over 40%. We verified with Broadridge that a company cannot have more shares on its combined NOBO and OBO list than are in its float. Spectral AI’s float is not a “little off” due to some settlement fluff in the numbers – this is shocking and blatant evidence of naked shorting that I trusted your office would immediately respond to and investigate these illegal activities.

I suspect the bad actors here are algorithm-driven trading platforms enabled by prime brokers who know something is wrong, but it is not in their business interest to ask too many questions. As you know, prime brokers are vital in ensuring regulatory compliance for their clients and their own operations. They must adhere to the regulations set by the Nasdaq, the U.S. Securities and Exchange Commission (SEC) and the Financial Industry Regulatory Authority (FINRA).

MDAI regularly appears on the failure to deliver list, so it can hardly come as a surprise to the primes that there might be something amiss here. MDAI is an easy case as the float is relatively tight, but as part of your investigation, I suspect that you will find the practice of naked shorting is prevalent in many de-SPAC transactions. In my opinion, this naked shorting is a form of domestic economic terrorism being perpetrated by very bad actors who know better, and they are harming Nasdaq’s sterling reputation, capital markets, investors, capital formation, and innovation. Naked shorting is a serious threat to what the Nasdaq stands for and cannot be tolerated.

2515 McKinney Ave., Suite 1000

Dallas, TX 75201

972-499-4934

www.spectral-ai.com

While there may be a significant amount of money at risk for all involved if federal or state regulators or a private right of action was brought, this is not what I want. I want to see the system work as it is supposed to. This past week, I was the lead sponsor on a SPAC that listed on the Nasdaq trading under the symbol SIMAU. I hope to list more SPACs as market conditions permit. I also plan to bring other companies in my portfolio public on the Nasdaq. MDAI is not alone in asking why the Nasdaq rules and federal and state securities laws are being flaunted by some bad actors and why the Nasdaq is not looking into this issue.

The Nasdaq website says one of the core missions of any securities exchange is investor protection through surveillance of market activity, monitoring listed company compliance with listing standards, and through its investigation and enforcement program.i The information I have is paramount to Nasdaq’s mission.

I am based in Paris, but will be in New York City on July 17, 18, and 19. If, in a 15-minute meeting, I cannot convince you or a member of your staff that investors are not being protected and Nasdaq rules and applicable securities laws are being violated, I will drop the issue with Nasdaq. If your assistant will contact me, I can confirm a mutually convenient meeting time during one of these three days.

I look forward to the courtesy of a response. You may reach me via email at                                            or by phone at                           . Your prompt attention to this matter is greatly appreciated.

Best,

/s/ Erich Spangenberg

Erich Spangenberg

Member of the Board of Directors of MDAI

Responsible for Naked Shorting Investigation and Reporting

cc:	Vincent S. Capone

CFO and GC MDAI

i https://www.nasdaq.com/articles/role-of-an-exchange%3A-enforcement-2021-02-05#:~:text=One%20of%20the%20core%20missions,its%20investigation%20and%20enforcement%20program.

2515 McKinney Ave., Suite 1000

Dallas, TX 75201

972-499-4934

www.spectral-ai.com